                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                               SEPTEMBER 22, 2000

                              COURIER CORPORATION
                              --------------------
               (Exact name of registrant as specified in charter)

                                 MASSACHUSETTS
                                 -------------
                 (State or Other Jurisdiction of Incorporation)

        0-7597                                          04-2502514
        ------                                          ----------
(Commission file number)                   (IRS employer identification number)

15 WELLMAN AVENUE, NORTH CHELMSFORD, MA                                01863
---------------------------------------                             ----------
(Address of principal executive offices)                            (Zip code)

                                 (978) 251-6000
                                 --------------
              (Registrant's telephone number, including area code)

         ITEM 2.  ACQUISITION OF ASSETS.

         On September 22, 2000, Courier Corporation and its subsidiaries ("Courier") purchased all of the outstanding common stock of Dover Publications, Inc., and its related companies, Dover Book Store, Inc. and Transfolio Express, Inc., (collectively, "Dover") for a purchase price of approximately $39 million in cash. Dover, headquartered in Mineola, New York, is a publisher of special-interest books. Courier currently intends to carry on substantially the same business as was conducted by Dover. The acquisition, made pursuant to the terms and conditions of a Stock Purchase Agreement dated as of August 14, 2000 (the "Purchase Agreement") by and among Courier, Mrs. Blanche Cirker, individually, the Estate of Hayward Francis Cirker, by Blanche Cirker, executrix, and the Stockholders of Dover. The acquisition will be accounted for as a purchase and, accordingly, the results of operations of Dover will be included in the consolidated financial statements of Courier from September 22, 2000 forward.

         The purchase price was determined in arms-length negotiations and was financed by a wholly-owned subsidiary of Courier Corporation, using Courier's existing credit facility with Citizens Bank of Massachusetts, Fleet National Bank, and KeyBank National Association. The amount available under this facility was extended from $30 million to $60 million in contemplation of the transaction.

         ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements of Businesses Acquired

(i)      Combined Statements of Income and Cash Flows of Dover
         Publications, Inc. and Related Companies for the years
         ended August 31, 2000 and 1999 and Independent
         Auditors' Report                                          F-1 to F-6

(b)      Pro Forma Financial Information

(i)      Unaudited Pro Forma Statement of Income
         for the year ended  September 30, 2000                    F-7 to F-8

(ii)     Notes to Unaudited Pro Forma Statement
         of Income                                                        F-9

(c)      Exhibits

EXHIBIT NO.       DESCRIPTION

2.1 Stock Purchase Agreement dated as of August 14, 2000 by and among Courier Corporation, Mrs. Blanche Cirker, individually, the Estate of Hayward Francis Cirker, by Blanche Cirker, executrix, and the Stockholders of Dover Publications, Inc., Dover Book Store, Inc. and Transfolio Express, Inc. (filed as
                  Exhibit 2.1 to the Current Report on Form 8-K filed on October 6, 2000).

10 Amendment, dated August 11, 2000, to note agreement between Courier Corporation, Citizens Bank of Massachusetts, Fleet National Bank and KeyBank National Association, providing for a $60 million revolving credit facility (filed as Exhibit 10 to the Current Report on Form 8-K filed on October 6, 2000).

27*               Financial Data Schedule

*  Exhibit is furnished herewith.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               COURIER CORPORATION

                                  (Registrant)

Date:  December 6, 2000               By:  /s/ Robert P. Story, Jr.
                                      ------------------------------------
                                      Name:    Robert P. Story, Jr.
                                      Title:   Senior Vice President and
                                               Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Dover Publications, Inc.
  and Related Companies

We have audited the accompanying combined statements of income and cash flows of Dover Publications, Inc., and its related companies, Dover Book Store, Inc. and Transfolio Express, Inc., (collectively the "Companies"), all of which are under common ownership and common management, for the years ended August 31, 2000 and 1999. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of income and cash flows. We believe that our audits of the statements of income and cash flows provide a reasonable basis for our opinion.

In our opinion, such statements of income and cash flows present fairly, in all material respects, the combined results of operations and combined cash flows of the Companies for the years ended August 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/Deloitte & Touche LLP

Boston, Massachusetts
December 1, 2000

                               Dover Publications, Inc.
                                 and Related Companies
                             Combined Statements of Income

                                          Years Ended August 31,
                                           2000            1999
                                        -----------    -----------
Net sales                               $31,639,901    $31,676,935
Cost of sales                            21,230,577     20,590,758
                                        -----------    -----------
   Gross profit                          10,409,324     11,086,177
Selling and administrative expenses       6,175,937      5,966,692
                                        -----------    -----------
   Income before taxes                    4,233,387      5,119,485
Provision for income taxes                   21,077         20,972
                                        -----------    -----------
Net income                              $ 4,212,310    $ 5,098,513
                                        ===========    ===========

The accompanying notes are an integral part of these combined statements.

                            Dover Publications, Inc.
                              and Related Companies
                        Combined Statements of Cash Flows

                                                 Years Ended August 31,
                                                  2000            1999
                                              -----------     -----------
Operating Activities:
  Net income                                  $ 4,212,310     $ 5,098,513
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization               2,176,171       1,995,934
    Changes in assets and liabilities:
       Accounts receivable                       (480,333)        814,846
       Inventory                                  (93,155)       (425,271)
       Accounts payable                          (309,734)        336,355
       Other elements of working capital          108,623         195,537
                                              -----------     -----------
Cash provided from operating activities         5,613,882       8,015,914
                                              -----------     -----------
Investment Activities:
   Capital expenditures                          (481,827)       (308,803)
   Prepublication costs                        (1,877,229)     (1,782,261)
                                              -----------     -----------
Cash used for investment activities            (2,359,056)     (2,091,064)
                                              -----------     -----------
Financing Activities:
   Distributions to stockholders               (3,189,935)     (5,568,000)
                                              -----------     -----------
Cash used for financing activities             (3,189,935)     (5,568,000)
                                              -----------     -----------
Increase in cash                                   64,891         356,850
Cash at the beginning of the period             1,415,681       1,058,831
                                              -----------     -----------
Cash at the end of the period                 $ 1,480,572     $ 1,415,681
                                              ===========     ===========

The accompanying notes are an integral part of these combined statements.

              NOTES TO COMBINED STATEMENTS OF INCOME AND CASH FLOWS

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The combined statements of income and cash flows (collectively, the "financial statements"), prepared on a fiscal year basis, include the accounts of Dover Publications, Inc. and its related companies, Dover Book Store, Inc. and Transfolio Express, Inc., (collectively, "Dover" or the "Company") all of which are under common ownership and management. All significant intercompany transactions have been eliminated in combination. Such financial statements have been prepared in conformity with generally accepted accounting principles, which require the use of certain estimates and assumptions.

DESCRIPTION OF BUSINESS: Dover is a publisher of special-interest books for niche markets. Founded in 1941, Dover has more than 7,000 in-print titles in specialty categories ranging from military history to paper dolls, and from musical scores to typographic fonts.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment, including leasehold improvements, are recorded at cost. The Company provides for depreciation of property, plant and equipment on a double-declining balance basis over periods ranging from 3 to 10 years, except for computer software which is depreciated on a straight line basis over 3 years.

Expenditures for maintenance and repairs are charged against income as incurred; betterments that increase the value or materially extend the life of the related assets are capitalized. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

PREPUBLICATION COSTS: Prepublication costs are amortized using the straight-line method over an estimated useful life of four years. Such amortization expense was approximately $1,787,000 in fiscal 2000 and $1,737,000 in fiscal 1999.

INCOME TAXES: The Company has elected to be treated as an S corporation for income tax purposes. Accordingly, no provision for federal income taxes and state income taxes has been provided for the years ended August 31, 2000 and 1999, as the taxable income of the Company will be reported in the individual income tax returns of the stockholders. The Company provides for state and local income taxes assessed at the corporate level. Income taxes paid for fiscal 2000 and fiscal 1999 approximated income tax expense.

REVENUE RECOGNITION: Revenue is recognized upon shipment of goods to customers.

USE OF ESTIMATES: The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

NEW ACCOUNTING PRONOUNCEMENTS: The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137 in June 1999 and SFAS No. 138 in June 2000), which will be effective at the beginning of the Company's fiscal year ending August 31, 2001. The Company does not expect the adoption of this standard to have a material effect on its combined financial statements. The Securities and Exchange Commission has issued Staff Accounting Bulletin (SAB) No. 101 ("Revenue Recognition in Financial Statements"), that will be required to be implemented by the Company in the Company's fiscal year ending August 31, 2001. The Company is currently evaluating the impact, if any, that the adoption of this SAB will have on its combined financial statements.

B.  INVENTORIES

Inventories are valued at the lower of cost or market, using the first-in, first-out method.

C.  COMMITMENTS AND OTHER ITEMS

The Company leases its facilities on a year to year basis from its principal shareholder. Rent expense for the years ended August 31, 2000 and 1999 was approximately $598,000 and $587,000, respectively.

Export sales as a percentage of combined sales were approximately 13% in fiscal 2000 and 12% in fiscal 1999. No customer accounted for more than 10% of combined sales in either fiscal 2000 or fiscal 1999. Customers are granted credit on an unsecured basis.

In the ordinary course of business, the Company is subject to various legal proceedings and claims. The Company believes that the ultimate outcome of these matters will not have a material adverse effect on its combined financial statements.

D.  RETIREMENT PLAN

The Company provides retirement benefits through a noncontributory, defined benefit pension plan covering substantially all of its employees. Pension expense amounted to approximately $138,000 in fiscal 2000 and $127,000 in fiscal 1999. The Company's funding policy is to make annual contributions at least equal to the minimum required by the applicable regulations. These contributions were approximately $188,000 during fiscal 2000 and $61,000 during fiscal 1999. Benefits paid to participants amounted to approximately $187,000 in fiscal 2000 and $200,000 in fiscal 1999.

The following table provides information on the underlying actuarial assumptions for the years ended August 31, 2000 and 1999.

       Weighted average assumptions:

            Discount rate                                                 7.0%
            Expected long-term rate of return on plan assets              7.5%
            Rate of compensation increase                                 5.0%




E.       SUBSEQUENT EVENT

On September 22, 2000, Courier Corporation and its subsidiaries purchased all of the outstanding common stock of Dover Publications, Inc., Dover Book Store, Inc. and Transfolio Express, Inc. for a purchase price of approximately $39 million in cash.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information presented herein gives effect to the acquisition by Courier Corporation and its subsidiaries ("Courier") of all of the outstanding stock of Dover Publications, Inc. and related companies ("Dover"), which was completed on September 22, 2000. The pro forma financial information is based on the historical financial statements of Courier and Dover. Courier's fiscal year end is the last Saturday in September and Dover has an August 31 year end.

The acquisition of Dover has been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further adjustment, based upon appraisals and other analyses. Management does not expect that the final allocation of the purchase price for the acquisition of Dover will differ materially from the estimates used to prepare the pro forma financial information.

The balance sheet of Dover has been included in the consolidated balance sheet of Courier as of September 30, 2000 as reported in Courier's Annual Report on Form 10-K. The pro forma financial information should be read in conjunction with Courier's 2000 Annual Report on Form 10-K.

The unaudited pro forma statement of income for the year ended September 30, 2000 gives effect to the acquisition of Dover as if it had been consummated as of the beginning of Courier's fiscal year 2000. This pro forma statement of income combines the statement of income for the year ended September 30, 2000 of Courier and the statement of income for the year ended August 31, 2000 of Dover.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma statement of income does not purport to present the results of operations of Courier had the acquisition of Dover occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                      For the year ended September 30, 2000
                 (Dollars in thousands except per share amounts)


                                             Courier                     Pro Forma            Pro Forma
                                           Corporation       Dover      Adjustments            Combined
                                           -----------      -------     -----------           ----------
Net sales                                    $188,320       $31,640       ($3,678)(5)          $216,282
Cost of sales                                 140,226        21,231        (3,348)(3),(5)       158,109
                                           -----------      -------     -----------           ----------
  Gross profit                                 48,094        10,409          (330)               58,173
Selling and administrative expenses            32,002         6,176           798 (1)            38,976
Interest expense                                  325             -         2,700 (2)             3,025
Other income                                     (119)            -             -                  (119)
                                           -----------      -------     -----------           ----------
  Income before taxes                          15,886         4,233        (3,828)               16,291
Provision for income taxes                      5,249            21           140 (4)             5,410
                                           -----------      -------     -----------           ----------
  Net income                                  $10,637        $4,212       ($3,968)              $10,881
                                           ===========      =======     ===========           ==========

Net income per basic share                      $3.25                                             $3.32
                                           ===========                                        ==========

Net income per diluted share                    $3.15                                             $3.23
                                           ===========                                        ==========

Weighted average shares outstanding:
  Basic                                     3,277,000                                         3,277,000
  Diluted                                   3,373,000                                         3,373,000


The accompanying notes are an integral part of this statement.

                NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME

(1) Represents amortization expense related to the goodwill established in connection with the acquisition. Goodwill will be amortized over 20 years.

(2) Represents interest expense related to the indebtedness incurred in connection with the acquisition, assuming an average interest rate of 7.0%.

(3) An increase in rental expense of $330,000 is reflected for the new lease on the office and plant facilities of Dover. The initial term of the lease agreement expires five years from the date of the acquisition and requires annual rental payments of approximately $928,000.

(4) Represents the tax effect of Dover's pretax income and the pro forma adjustments at the blended statutory rate of 40%. Dover's pretax income is tax effected to reflect the change from an S corporation in connection with the acquisition.

(5) Represents the elimination of intercompany sales between Courier and Dover. The intercompany profit in beginning and ending inventory was assumed to be comparable.